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                                                                      EXHIBIT 11


                       LANDRY'S SEAFOOD RESTAURANTS, INC.

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                                 FULLY DILUTED

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                                                                               Year End December 31,
                                                                       -------------------------------------
                                                                          1996         1995         1994
                                                                       -----------  -----------  -----------

Net Income.................................................            $ 1,505,573  $11,047,682  $ 6,608,308
                                                                       ===========  ===========  ===========
Weighted Average Common Shares Outstanding.................             23,510,000   18,999,476   16,098,071
Common Stock Equivalents -- Stock Options (Fully Diluted)..                590,000      301,000         ----
                                                                       -----------  -----------  -----------
Weighted Average Common
 and Common Equivalent Shares -- (Fully Diluted)...........             24,100,000   19,300,476   16,098,071
                                                                       ===========  ===========  ===========
Fully Diluted Net Income Per Share.........................            $      0.06  $      0.57  $      0.41
                                                                       ===========  ===========  ===========
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